TherMatrx, Inc.
                          (A Development Stage Company)
                              Financial Statements
                               September 30, 2000

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
TherMatrx, Inc.
Bannockburn, IL 60015

We have audited the accompanying balance sheet of TherMatrx, Inc. (A Development Stage Company) as of September 30, 2000, and the related statements of income and retained earnings and cash flows for the year ended September 30, 2000, and the period from November 13, 1997 (Date of Inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TherMatrx, Inc. (A Development Stage Company) as of September 30, 2000, and the results of its operations and its cash flows for the year then ended and the period from November 13, 1997 (Date of Inception), to September 30, 2000, in conformity with generally accepted accounting principles.

Sincerely,





Benham, Ichen & Knox LLP
October 24, 2000


     1117 S. Milwaukee Avenue, Suite C-11 Libertyville, Illinois 60048-3763
     Voice: (847) 362-4310 Facsimile: (847) 362-5016 E-mail: info@bikcpa.com


                                 TherMatrx, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                               September 30, 2000



                                                       ASSETS

Current Assets
     Cash and Cash Equivalents                              $          690,414
     Investments                                                     3,417,140
     Inventory                                                          72,081
     Deposits and Prepaid Expenses                                     192,178
         Total Current Assets                                                   $       4,371,813

Property and Equipment
     Furniture and Fixtures                                             11,175
     Equipment                                                          37,513
                                                                        48,688
     Less: Accumulated Depreciation                                    (28,843)
         Total Property and Equipment                                                      19,845

Other Assets
     Patents                                                         2,682,500
         Total Other Assets                                 __       2,682,500

              Total Assets                                                      $       7,074,158


                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts Payable                                       $           59,270
     Accrued Expenses                                                  108,897
         Total Current Liabilities                                              $         168,167

Stockholders' Equity
     Common Stock, .001 Par Value
         (1,000,000 Shares Authorized; 54,000
         Shares Issued and Outstanding)                              4,000,000
     Preferred Stock, .01 Par Value
         (1,000,000 Shares Authorized; 103,500
         Shares Issued and Outstanding)                              6,500,000
     Retained Earnings
         (Deficit Accumulated During the
         Development Stage)                                         (3,594,009)
         Total Stockholders' Equity                                                     6,905,991
             Total Liabilities and Stockholders' Equity                         $       7,074,158

                                                                                =================

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                    Statement of Income and Retained Earnings
               Year Ended September 30, 2000, and the Period from
           November 13, 1997 (Date of Inception) to September 30, 2000

                                                                                           November 13, 1997
                                                             Year Ended                     (Inception) To
                                                         September 30, 2000               September 30, 2000

Expenses
     Sales and Marketing                                  $           139,626             $          250,182
     Administrative                                                   748,583                      2,539,815
     Research and Development                                         768,131                      2,245,634
         Total Expenses                                             1,656,340                      5,035,631

Other Income (Expense)
     Settlement from Lawsuit                                                                       1,230,000
     Interest Income                                                  267,643                        594,899
     Loss on Sale of Equipment                                           (656)                          (656)
     Organization Costs                                                                             (382,621)
         Total Other Income                                           266,987             _        1,441,622

Net Loss                                                           (1,389,353)                    (3,594,009)

Retained Earnings, Beginning of Period                             (2,204,656)                             0

Retained Earnings, End of Period                          $        (3,594,009)            $       (3,594,009)


                                 TherMatrx, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
               Year Ended September 30, 2000, and the Period from
           November 13, 1997 (Date of Inception) to September 30, 2000

                                                                                           November 13, 1997
                                                                  Year Ended                (Inception) To
                                                              September 30, 2000          September 30, 2000

Cash Flows From Operating Activities
     Net Loss                                                 $       (1,389,353)           $     (3,594,009)
     Adjustments to reconcile net loss to
         net cash used by operating activities:
         Depreciation and Amortization                                   235,968                     678,819
         Loss on Sale of Equipment                                           656                         656
         Decrease (increase) in operating assets:
              Inventory                                                  (51,024)                    (72,081)
              Other                                                     (151,676)                   (192,179)
         Increase (decrease) in operating liabilities:
              Accounts Payable                                            27,537                      59,270
              Accrued Liabilities                                         68,258                     108,898

     Total Adjustments                                                   129,719                     583,383

     Net Cash Used by Operating Activities                            (1,259,634)                 (3,010,626)

Cash Flows From Investing Activities
     Proceeds from Sale of Equipment                                         600                         600
     Investments                                                       1,458,725                  (3,417,140)
     Purchase of Property and Equipment                                   (4,261)                    (52,420)
     Lawsuit Settlement Allocated to Patents                                                         670,000

     Net Cash Provided (Used) by
         Investing Activities                                          1,455,064                  (2,798,960)

Cash Flows From Financing Activities
     Preferred Stock                                                                               6,500,000

Increase in Cash and Cash Equivalents                                    195,430                     690,414

Cash and Cash Equivalents at
     Beginning of Period                                                 494,984

Cash and Cash Equivalents
     at End of Period                                         $          690,414            $        690,414

Noncash Investing and Financing Transactions
     Common Stock was acquired
         by the contribution of patents                                                     $      4,000,000

                            The accompanying notes to the financial statements
                                 are an integral part of this statement.

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
             From Inception November 13, 1997, to September 30, 2000


NOTE 1 ORGANIZATION AND OPERATION

TherMatrx, Inc. (A Development Stage Company) (the Company) was incorporated in the state of Delaware on November 13, 1997. The Company is conducting clinical trials for a new medical device to treat Benign Prostatic Hyperplasia (BPH), which is a non-cancerous enlargement of the prostate glad. The clinical trials are being performed throughout the United States.


NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

The Company prepares its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles.

Cash and Cash Equivalents

Cash and cash equivalents include all monies in banks and highly liquid investments with maturity dates of less than seventy-six days.

Inventory

Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method.

Property and Equipment

Property and Equipment are carried at cost. Depreciation is provided using the straight-line method at rates based on the following useful lives:

                           Furniture and Fixtures             5 years
                           Equipment                          3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
             From Inception November 13, 1997, to September 30, 2000


NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. The provision for income tax expense or benefit is based on income or loss reported for financial statement purpose adjusted for temporary and permanent differences between reported financial and taxable income or loss.

Patents

Patents are amortized on the straight-line basis over 15 years.

                  Costs                              $        4,000,000
                  Proceeds from Lawsuit                        (670,000)
                  Accumulated Amortization                     (647,500)
                                                     ___________________
                  Patents, net                       $        2,682,500
                                                     ===================

NOTE 3 COMMITMENTS

The Company has a lease for its office space. The minimum monthly rental is $2,070. The lease expires on December 31, 2000. The Company is responsible for its proportional share of real estate taxes and operating expenses of the building.

Future minimum rental payments:

                           Year ending September 30                     Amount
                                          2001                     $     6,211
                                                                   ===========
Rent expense for the period ended September 30, 2000, 1999, and 1998 was $25,894, $25,107, and $18,371, respectively.

The Company intends to sublease office space on a month-to-month basis through December 2000.

Rental income for the period ended September 30, 2000, 1999, and 1998 was $19,500, $2,600, and $11,700, respectively.


NOTE 4 INVESTMENTS

Investments consist of time deposits worth $2,408,807 and a Treasury Note with a value of $1,008,333. The carrying value of these investments approximates fair value because of the short-term maturities of these financial instruments.

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
             From Inception November 13, 1997, to September 30, 2000


NOTE 5 CONCENTRATION OF CREDIT RISK

The Company maintains cash accounts in one financial institution. Balances in these accounts exceed the federally insured limit of $100,000.


NOTE 6 RELATED PARTY

The  Company   has  entered   into  a   consulting,   supply  and   non-compete,
non-disclosure agreement with BSD Medical Corporation (BSD). BSD owns 100% of the Company's common stock.

Consulting Agreement

The Company will use the expertise, on an "as needed" basis, of employees of BSD in the development and conducting clinical trials of a new medical device to treat Benign Prostatic Hyperplasia. At September 30, 2000, 1999, and 1998, the Company has paid approximately $346,000, $179,000, and $197,000 for these services, respectively.

Supply Agreement

The Company has purchased, from BSD, the demo medical devices to be used in the clinical trials. The Company will also purchase supplies used in the clinical trials. These supplies consist mainly of applicators and temperature probes. At September 30, 2000, 1999, and 1998, the Company has paid approximately $45,000, $92,000, and $175,000, respectively, for these supplies.

Non-compete, Non-disclosure Agreement

BSD has entered into an agreement with the Company not to engage in any business or provide any services in the treatment of any benign conditions or diseases of the prostrate gland. BSD shall not disclose any "Confidential Information" of the clinical trials or the medical device used in such treatments.


NOTE 7 CAPITALIZATION AND VALUATION OF INTANGIBLES


     Capitalization                              Date           # of Shares                Amount

     Common Stock                            11/13/97                54,000           $ 4,000,000

     Preferred Stock                         11/13/97                46,000           $ 3,250,000
                                              4/20/99                57,500           $ 3,250,000

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
             From Inception November 13, 1997, to September 30, 2000


NOTE 7 CAPITALIZATION AND VALUATION OF INTANGIBLES (Continued)


The initial capitalization of the Company included the issuance of 54,000 shares of common stock and 46,000 shares of convertible preferred stock. The agreements called for the issuance of 57,500 additional shares at a second closing ("Milestone Closing") when certain conditions had been met. On April 20, 1999, the "Milestone Closing" occurred. The total shares to be issued on fully diluted basis are 180,000 after the second closing. This includes 22,500 shares reserved for issuance under a Management Stock Option Plan.

Valuation of Intangibles

In order to establish the value of the patents and patent rights contributed the Company compared the percentage of the shares acquired for cash with the percentage acquired for the rights to the patents. Based on the expectation that the "Milestone Closing" would be achieved, it was determined that the intangible assets contributed were worth $4,000,000 (Note 2). This asset is shown in the financial statements as Patents and it will be amortized over 15 years in accordance with generally accepted accounting principles. The patents and patent rights were contributed to the Company for common stock valued at $4,000,000.


NOTE 8 DEVELOPMENT STAGE COMPANY

The Company has conducted a clinical trial to investigate the safety and efficacy of the TherMatrx TMX2000 and its clinical utility in treating certain aspects of symptomatic Benign Prostatic Hyperplasia. The proposed investigation was a double blinded randomized trial, which included a sham group to study any placebo effects and a treatment group which received Transurethral Microwave Thermotherapy (Thermotherapy) at a targeted dose range.

Although the official Phase I/II Protocol has been approved by the U.S. Food and Drug Administration (FDA), it is possible that modifications will be requested during the final review process. When all of the modifications have been made and FDA approval has been granted then the Company can start to sell this procedure to treat Benign Prostatic Hyperplasia.


NOTE 9  SUBSEQUENT EVENTS

Common and Preferred Stock

The Board of Directors has unanimously approved that the total number of shares of stock which the Corporation shall have authority to issue will be increased to twenty million (20,000,000) shares each having a par value of $.001 per share, divided into (a) fifteen million (15,000,000) shares of common stock (the "Common Stock") and (b) five million (5,000,000) shares of preferred stock (the "Preferred Stock"). As of the date of this report, the additional shares have not been issued.

                                 TherMatrx, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
             From Inception November 13, 1997, to September 30, 2000


NOTE 9 SUBSEQUENT EVENTS (Continued)

The Board of Directors also approved a 50 to 1 stock split for both common and preferred stock.

Stock Options

The Board of Directors has approved the following stock options:

          Options granted January 2, 1998, vesting January 2, 1999, expiring January 2, 2008, exercise price $1.50 per share. Number of shares is 300,000.

          Options granted September 30, 2000, vesting 1/3 immediately, 1/3 on January 1, 2001, and 1/3 on January 1, 2002, expiring September 30, 2010, exercise price $1.67 per share. Number of shares is 652, 500.

          Options conditionally granted October 19, 2000, vesting only if personal performance targets are met and on the following schedule:
          1/3 on October 2, 2001, 1/3 on October 2, 2002, and 1/3 on October 2, 2003, expiring October 19, 2010, exercise price $1.78 per share. Number of shares is 172,500.

These stock options are the 22,500 shares discussed in Note 7 after the impact of the 50 to 1 split

None of the above stock options have been exercised as of the date of this report.